EXHIBIT 99.1

PRESS RELEASE DATED DECEMBER 15, 2005


[SPARTECH logo]


COMPANY CONTACTS:
George A. Abd                  Randy C. Martin
President and                  Executive Vice President and
Chief Executive Officer        Chief Financial Officer
(314) 721-4242                 (314) 721-4242


FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 15, 2005



                       SPARTECH CORPORATION ANNOUNCES
       FOURTH QUARTER FISCAL 2005 RESULTS IN LINE WITH RECENT GUIDANCE

                           -----------------------


ST. LOUIS, DECEMBER 15, 2005 - Spartech Corporation (NYSE:SEH) announced today its operating results for its fourth quarter ended October 29, 2005.


FOURTH QUARTER 2005 HIGHLIGHTS:

*    NET SALES INCREASED BY 20% TO $366.0 MILLION FOR THE QUARTER
     RESULTING IN OPERATING EARNINGS FOR THE QUARTER OF $19.8 MILLION, NEGATIVELY IMPACTED BY $2.4 MILLION OF SPECIAL ITEMS, COMPARED TO $21.0 MILLION IN THE PRIOR YEAR QUARTER.

* REPORTED EARNINGS WERE $.19 PER DILUTED SHARE, AFTER SPECIAL ITEMS, COMPARED TO $.28 PER DILUTED SHARE IN THE FOURTH QUARTER OF 2004. THE REPORTED EARNINGS WERE IMPACTED BY A TAX VALUATION ALLOWANCE AND THE NON-DEDUCTIBILITY OF CERTAIN OTHER SPECIAL ITEMS THAT RESULTED IN A 56% EFFECTIVE TAX RATE FOR THE FOURTH QUARTER OF 2005.

* EARNINGS PER DILUTED SHARE BEFORE SPECIAL ITEMS (PRIMARILY RELATED TO RESTRUCTURING & EXIT COSTS, IMPAIRMENT OF GOODWILL, AND A TAX VALUATION ALLOWANCE) WERE $.32 WHICH WAS IN LINE WITH OUR LATEST GUIDANCE OF $.31 TO .36 PER DILUTED SHARE.

* CASH FLOWS PROVIDED BY OPERATIONS TOTALED $40.5 MILLION FOR THE QUARTER AND $105.0 MILLION FOR THE FULL YEAR, $91.6 MILLION GENERATED IN THE SECOND HALF. THE CASH FLOW FROM OPERATIONS PLUS ASSET SALES AND REDUCTIONS IN CASH, ENABLED THE COMPANY TO PAY DOWN DEBT BY $94.9 MILLION FOR THE YEAR.


EARNINGS OUTLOOK:

*    THE COMPANY IS MAINTAINING ITS EARNINGS GUIDANCE FOR 2006 OF $1.23
     TO $1.33 PER DILUTED SHARE FOR THE FULL FISCAL YEAR AND IS ADJUSTING ITS GUIDANCE TO A RANGE OF $.17 TO $.22 PER SHARE FOR OUR SEASONALLY LOW FIRST QUARTER. THIS REFLECTS OPTIMISM REGARDING CURRENT MARKET CONDITIONS COMPARED TO THE FIRST QUARTER OF LAST YEAR BUT CONCERNS REGARDING THE HEALTH OF SOME MARKETS, PARTICULARLY AUTOMOTIVE AND THE CURRENTLY STRONG RV AND MANUFACTURED HOUSING SEGMENTS, FOR THE REMAINDER OF 2006. THE GUIDANCE DOES NOT INCLUDE THE IMPACT OF ADOPTION OF FAS 123R ON EXPENSING OF STOCK OPTIONS WHICH WE ESTIMATE WILL AMOUNT IN AN EXPENSE OF $0.05 PER SHARE IN THE FULL YEAR AND $0.01-0.02 IN THE FIRST QUARTER.

                                  - MORE -

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 1


OVERVIEW OF RESULTS
Net sales for the fourth quarter were $366.0 million compared to $304.6 million in the fourth quarter of 2004, representing an increase of 20%. This total was driven by a 6% increase from the late 2004 acquisition of VPI and a 17% positive price/mix impact following the significant resin price increases in 2005, partially offset by a decrease in underlying volume of 3%. Over the past several quarters, comparisons of net sales to prior year quarters have been negatively impacted by a decline in sales volume to a sheet customer of lower-priced pallet materials and the loss of a toll-compounding customer in the electronics market. The decline in sales volume to these two customers resulted in a 6% decrease to overall volume while all other business grew by 3%.

Operating earnings reported for the fourth quarter of 2005 were $19.8 million compared to $21.0 million in the prior year fourth quarter. Included in operating earnings for the quarter were $2.4 million of net special charges related to plant restructurings, net gains on asset sales, and the impairment of goodwill at two businesses (our calendered film operation and profile extrusion operation). Operating earnings excluding special items were $22.2 million for the fourth quarter of 2005 and reflect a material margin that was 1.7 cents higher than last year's fourth quarter, on a per pound sold basis, related to better mix and management of resin price increases offset only somewhat by higher conversion costs. Conversion costs were up .9 cents per pound sold due to the continuation of certain costs associated with two businesses until their sale or shutdown within the quarter, costs associated with the temporary disruption of business at our Lake Charles, Louisiana facility following hurricane Rita, and increases in freight and utilities from both temporary influences of the storms and ongoing cost increases.

Reported net earnings totaled $6.1 million and diluted earnings per share of $.19 for the fourth quarter of 2005 compared to $9.1 million or $.28 per diluted share in the fourth quarter of 2004. Net earnings excluding special items were $10.2 million or $.32 per diluted share for the fourth quarter of 2005. To clarify our discussions of performance compared to the prior year periods we have included certain non-GAAP measures that exclude special items. Refer to the GAAP to non-GAAP financial measurements reconciliations at the end of this release.

Commenting on the results, George A. Abd, President and CEO, stated, "Overall we were pleased with the progress in our fourth quarter as we work towards achieving our short and long term goals. As a result of our renewed focus on working capital management and our sale of the corrugated business, we were able to pay down $46.3 million of debt in our fourth quarter and $84.5 million in our second half of 2005.

"The quarter was not without its unique challenges. Hurricane Katrina caused an unprecedented run-up in raw material prices and created many issues related to raw material availability. Hurricane Rita forced a temporary shut down of our Lake Charles, Louisiana plant site negatively impacting the operating profits of our color and compound segment by an estimated $0.5 million as many of the costs remained while the sales and earnings were reduced due to our inability to fill orders. Offsetting the impact of this disruption were significant increases in sales from our sheet segment to markets benefiting from the recovery effort, in particular manufactured housing and recreational vehicles.

"We made good progress on our restructuring efforts by finalizing the shutdown and sale of most of the operations announced in our restructuring plan earlier this year. We are also announcing an additional plant consolidation as a continuation of the consolidation announced in September. This effort will combine our two plants in Donora, Pennsylvania as well as one of our compounding plants in Arlington, Texas into one large facility in Donora. When complete, we expect this project will result in total annual savings of $3.0 million and reduce our manufacturing footprint to a more cost effective level with less redundancy and a net of two less facilities in our compounding segment.

"The first step of our plan moving forward was to manage our business for strong cash flow enabling the Company flexibility to invest that cash in several accretive options: debt pay-down, accretive acquisitions, investments that meet our new ROI criteria, and stock repurchases. This will continue to be our cash deployment model moving forward and will give us a great deal of flexibility to achieve earnings growth."

                                  - MORE -

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 2


Mr. Abd also stated, "We feel reasonably optimistic going into 2006 given the status of our new product development and market development efforts, and the completion of both the significant restructuring activities this year as well as the installation of six new production lines focused on higher value product solutions. We have significant challenges ahead, but our team is focused on the key components that will allow us to realize both our short and long term goals."


SEGMENT RESULTS

CUSTOM SHEET & ROLLSTOCK--Net sales in our Custom Sheet & Rollstock segment were $234.7 million in the fourth quarter of fiscal 2005, an increase of 17% from the $200.1 million produced in the same three month period of 2004. This sales increase was attributable to our late fiscal 2004 acquisition of VPI contributing 4%, the 11% positive impact of price/mix changes driven mostly by increases in resin prices and an increase in underlying volume of 2%. Excluding the effect of a decrease in volume from lower-priced pallet material for this segment's largest customer, the increase in underlying volume of 3% was spurred by a surge in volume from the recreational vehicle and manufactured housing markets following the effects of Katrina and Rita in the middle of the quarter partially offset by the divestiture of our corrugated business and lower than normal packaging growth due to the timing of various customer programs.

The segment's reported operating earnings include the positive impact of $2.9 million of special items which primarily represent a gain on the sale of our corrugated sheet business and the sale of idle properties net of restructuring costs for the quarter. The segment's operating earnings, excluding the net gains from special items, improved to $20.1 million from $17.5 million in 2004, an increase of $2.6 million or 14%. On a per pound sold basis, operating earnings improved from 9.4 cents in 2004 to 10.1 cents in 2005. This segment's operating profit per pound sold in the fourth quarter of 2005 benefited from a slightly higher material margin from mix and slightly lower conversion costs per pound than 2004, as the effects of the restructuring activities began to occur helping to offset higher freight costs. The operating earnings in the fourth quarter of 2004 were also impacted by $1.8 million of out-of-period charges to correct account balances identified from the implementation of information technology systems.

          (IN MILLIONS)                        FOURTH QUARTER                  FISCAL YEAR
                                               --------------                  -----------
                                            2005           2004            2005           2004
                                            ----           ----            ----           -----
          Net Sales                         $234.7        $200.1          $884.3          $729.8
                                            ======        ======          ======          ======

          Operating Earnings                $ 23.0        $ 17.3          $ 59.2          $ 72.7
                                            ======        ======          ======          ======

          Operating Earnings,
          excluding Special Items           $ 20.1        $ 17.5          $ 65.8          $ 73.0
                                            ======        ======          ======          ======


COLOR & SPECIALTY COMPOUNDS--Our Color & Specialty Compounds segment net sales increased to $113.8 million or 29% over last year's $88.2 million, including 13% related to the VPI acquisition. Underlying pounds sold experienced the continued mix change from tolling product (material provided by the customer that is only converted by Spartech) sales to other proprietary compounds due to the decrease in sales of toll-compound material to one customer in the electronics market. The table that follows provides underlying sales (pounds sold excluding recent acquisitions) trends for our two major product categories: Tolling & Resale and Proprietary Products (engineered compounds and color concentrates). The 15% growth in proprietary pounds represents the concerted effort of the marketing team to replace the decrease in tolling pounds with engineered compounds, color concentrates, and new product development sales.

                                   -MORE-

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 3


                                               FOURTH QUARTER                       FISCAL YEAR
                                               --------------                       -----------
      (IN MILLIONS OF POUNDS)                2005         2004                   2005          2004
                                             ----         ----                   ----          -----
          Tolling & Resale                    34.1         61.0   (44%)          167.5        226.1    (26%)

          Proprietary Products               116.3        101.5    15%           435.8        401.3      9%

          Acquired Pounds                     20.6          7.2                   81.2          7.2
                                             -----        -----                  -----        -----

             Total Pounds Sold               171.0        169.7     1%           684.5        634.6      8%
                                             =====        =====                  =====        =====


The decrease in the segment's operating earnings includes the impact of the special items related to the restructuring activities, a $2.0 million impairment charge related to goodwill at its calendered film operation, and an estimated $0.5 million negative impact to operating earnings related to a three week shutdown of the Lake Charles plant. Operating earnings excluding special items increased slightly as this segment's material margin continues to benefit from the increased mix of engineered compounds replacing the tolling pounds. This benefit was partially offset by higher conversion costs related to the temporary shutdown of our Lake Charles facility from hurricane Rita and increases in freight costs.

         (IN MILLIONS)                          FOURTH QUARTER                      FISCAL YEAR
                                                --------------                      -----------
                                             2005           2004                2005           2004
                                             ----           ----                ----           ----
          Net Sales                         $113.8        $  88.2              $430.9         $323.4
                                            ======        =======              ======         ======

          Operating Earnings                $  3.4        $   6.0              $ 14.7         $ 27.1
                                            ======        =======              ======         ======

          Operating Earnings,
          excluding Special Items           $  6.2        $   6.0              $ 25.8         $ 27.1
                                            ======        =======              ======         ======


ENGINEERED PRODUCTS--Our Engineered Products segment recorded a sales increase of 7% in the fourth quarter of 2005 to $17.5 million compared to $16.3 million in last year's fourth quarter. New customers in the lawn & garden market added by our wheels business resulted in the majority of this increase. The decrease in the segment's operating earnings includes the impact of the special items primarily related to the $2.4 million charge for the impairment of goodwill related to our profile operation which has experienced a decrease in operating results. Operating results excluding special items were a $0.8 million loss in the fourth quarter of 2005 compared to operating earnings of $1.1 million in the same period of 2004. The operating losses for the fourth quarter of 2005 also include losses for an operation held for sale of $0.9 million that were not classified as special items. The remaining decrease in operating earnings represented duplicate costs and start-up inefficiencies related to the migration of wheels production from California to Reynosa, Mexico. The segment's acrylic rod and tube business showed consistent performance and the Spartech Marine operation has shown steady improvement over the past two years.

         (IN MILLIONS)                          FOURTH QUARTER                      FISCAL YEAR
                                                --------------                      -----------
                                              2005          2004                 2005          2004
                                              ----          ----                 ----          ----
          Net Sales                         $  17.5       $  16.3              $  81.7        $  68.6
                                            =======       =======              =======        =======

          Operating Earnings                $  (3.3)      $   1.1              $  (4.5)       $   6.3
                                            =======       =======              =======        =======

          Operating Earnings,
          excluding Special Items           $   (.8)      $   1.1              $   1.6        $   6.3
                                            =======       =======              =======        =======

                                  - MORE -

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 4


CASH FLOW PERFORMANCE
Changes in working capital provided $18.9 million of cash flow in the fourth quarter of fiscal 2005. This improvement is partially due to a concerted effort to reduce inventories on hand and a small reduction in average days sales outstanding reflecting additional focus on the management of net working capital levels. The fourth quarter's $40.5 million of cash flow from operations following the third quarter's record performance of $51.2 million resulted in the highest level of net cash provided by operating activities for any year in the Company's history, totaling $105.0 million. As a result, including asset sales and reduction in our cash balance, we were able to pay down approximately $95 million in debt for the year. We continue to implement aggressive goals and expand management tracking and analysis techniques to further lower our net working capital levels from the current 12% of annual sales reflected in 2005.

SPECIAL ITEMS
The special items recognized in the fourth quarter of 2005 primarily relate to the completion of the various cost reduction activities announced in the second quarter of the year, the combination of two of our compounding production facilities into one plant in Donora, Pennsylvania, the recognition of goodwill impairments related to two of our businesses, and the recognition of a valuation allowance for a deferred tax asset.

We have substantially completed the closing, sale, or consolidation of seven plant facilities announced in February of 2005. The completion of these activities and sales of other idle properties resulted in a $2.7 million gain on the sale of assets to third parties and $0.5 million in restructuring and exit costs in the fourth quarter of 2005. After these disposals, we have only two idled facilities considered as properties held for sale at the end of fiscal 2005.

In September 2005, we announced the conversion of one of our Donora facilities into a warehouse and combining production from both plants into one. The implementation of this plan has also resulted in the planned closure of one of our Arlington, Texas compounding operations, communicated to employees in November 2005. This combined project is estimated to incur $0.9 million in restructuring costs; $0.2 million has already been incurred in the fourth quarter of 2005 and an additional $0.7 million in exit costs is estimated to be spent in the first half of 2006. When complete, the project is estimated to save more than $3.0 million annually. The savings are primarily related to personnel related costs and electricity rate advantages and are not expected to show much benefit until late in the second half 2006 with the full benefit impacting our fiscal year 2007.

Poor operating performance at two of our reporting units resulted in an impairment of goodwill in accordance with the provisions of Financial Accounting Standards Board SFAS No. 142, Goodwill and Other Intangible Assets. We recorded an impairment of goodwill at Spartech Calendered Film which is reported in the Color & Specialty Compounds segment with annual sales of approximately $30 million and Spartech Profiles which is reported in the Engineered Products segment with annual sales of approximately $9 million. Spartech Calendered Film recorded a non-cash $2.0 million goodwill impairment loss primarily related to the loss of a top five customer representing 7% of the division's sales. Spartech Profiles recorded a non-cash $2.4 million goodwill impairment loss primarily related to underperforming operations and the failure to realize its business plan.

The quarter's income tax expense reflects the non-deductibility of certain goodwill impairment charges and the fact that income tax benefit was not recognized on approximately $3.4 million of net operating losses at our Donchery, France operation which underwent a substantial expansion to introduce sheet production capabilities in Europe, integration of production of a new compounds product line, and ramp-up of production for a significant new customer. The effect of the recording of a valuation allowance was a $1.1 million non-cash charge to current tax expense. These items resulted in an effective tax rate of 56% for the fourth quarter of 2005, however, we expect our effective tax rate going forward to approximate 37.0%.

The total net charges for special items were $4.1 million after tax in the fourth quarter of 2005 and $20.6 million after tax for fiscal 2005. We expect $0.7 million of additional pre-tax restructuring costs in the first half of 2006 related to the combination of our Donora and one of our Arlington compounding plants.

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 5


EARNINGS GUIDANCE
We are reiterating our guidance for the full year of fiscal 2006. Given the seasonality of our business, we believe it is important to emphasize the first quarter earnings expectations relative to the full year, since the November through January quarter includes the holiday season that traditionally experiences year end shutdowns by several markets that we serve. We are adjusting our earnings guidance for the first quarter to a range of $.17 to $.22 per diluted share. Our guidance for fiscal year 2006 is within the current range of analyst estimates at $1.23 to $1.33 per diluted share. These estimates consider strong underlying sales growth in November 2005 compared to 2004 and the implementation of the restructuring activities that have already been announced, but also continuing concerns related to the recent signals of instability in the U.S. automotive market and a challenging petrochemical pricing environment related to record high oil and natural gas prices which are dramatically impacting utility and freight costs and could effect end market demand. This guidance does not include the impact of adoption of FAS 123R on expensing of stock options which we estimate will amount in an expense of $0.05 per share in the full year and $0.01-0.02 in the first quarter.

NON-GAAP MEASURES
We believe that operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items (restructuring & exit costs, fixed asset charges, impairment of goodwill, elimination of the corporate plane, the former CEO retirement, and the tax valuation allowance) represent significant charges that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

                                * * * * * * *

Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The company has 43 facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.4 billion, annually.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
------------------------------------------
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events and expectations and include those containing such words as "expects," "will," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce including the impact of rising interest rates on the markets we serve; (b) material adverse changes in demand from the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (d) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas including future effects of the natural disasters that have caused price increases and supply problems in plastic resins; (e) our inability to manage or pass through an adequate level of increases in the cost of freight, utilities, or other conversion costs; (f) our inability to predict accurately the costs to be incurred or savings to be achieved in connection with announced production plant restructurings; (g) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (h) adverse developments with work stoppages or labor disruptions in the automotive industry, (i) our inability to achieve operational efficiency goals or cost reduction initiatives; (j) our inability to develop and launch new products successfully; (k) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (l) weaknesses in internal controls; and (m) other risk factors summarized in reports we file with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

                              -TABLE TO FOLLOW-

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 6



                                           SPARTECH CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                               (Unaudited and dollars in thousands, except per share amounts)


                                                                     QUARTER ENDED                       YEAR ENDED
                                                                     -------------                       ----------
                                                                OCT 29,          OCT 30,          OCT 29,          OCT 30,
                                                                 2005             2004             2005             2004
                                                              ----------       ----------       ----------       ----------
NET SALES                                                      $366,018         $304,636        $1,396,860       $1,121,725
                                                               --------         --------        ----------       ----------

Costs and Expenses
     Cost of sales                                              324,824          267,966         1,242,805          966,963
     Selling and administrative                                  17,973           14,539            70,712           58,898
     Restructuring & Exit Costs                                  (2,170)               -            10,088*               -
     Former CEO Retirement                                            -                -             3,645*               -
     Fixed Asset Charge                                              72              223            10,664*             223
     Impairment of Goodwill                                       4,468                -             4,468                -
     Amortization of intangibles                                  1,003              890             4,939            2,840
                                                               --------         --------        ----------       ----------
                                                                346,170          283,618         1,347,321        1,028,924
                                                               --------         --------        ----------       ----------

OPERATING EARNINGS                                               19,848           21,018            49,539           92,801
     Interest                                                     5,981            6,950            25,195           25,436
                                                               --------         --------        ----------       ----------

EARNINGS BEFORE INCOME TAXES                                     13,867           14,068            24,344           67,365
     Income Taxes                                                 7,793            4,942            11,243           25,302
                                                               --------         --------        ----------       ----------

NET EARNINGS                                                   $  6,074         $  9,126        $   13,101       $   42,063
                                                               ========         ========        ==========       ==========


NET EARNINGS PER COMMON SHARE:

     Basic                                                     $    .19         $    .28        $      .41       $     1.34
                                                               ========         ========        ==========       ==========
     Diluted                                                   $    .19         $    .28        $      .41       $     1.32
                                                               ========         ========        ==========       ==========


DIVIDENDS PER COMMON SHARE                                     $    .12         $    .11        $      .48       $      .44
                                                               ========         ========        ==========       ==========




* For a description of prior quarter special items, please refer to our disclosures and discussions provided in our previously filed Quarterly Reports on Form 10-Q in 2005.



                                  - MORE -

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 7


                                           SPARTECH CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED CONDENSED BALANCE SHEET
                                                   (Dollars in thousands)

                                                           ASSETS
                                                                                    OCT. 29, 2005
                                                                                     (UNAUDITED)              OCT. 30, 2004
                                                                                     -----------              -------------
CURRENT ASSETS
     Cash and equivalents                                                            $    4,601                 $   41,272
     Receivables, net                                                                   213,996                    188,427
     Inventories                                                                        119,401                    142,035
     Prepaids and other                                                                  17,377                     20,718
                                                                                     ----------                 ----------
         TOTAL CURRENT ASSETS                                                           355,375                    392,452

PROPERTY, PLANT AND EQUIPMENT, NET                                                      307,386                    330,745
GOODWILL                                                                                352,405                    361,957
OTHER INTANGIBLE ASSETS, NET                                                             40,710                     43,967
OTHER ASSETS                                                                             18,926                     12,811
                                                                                     ----------                 ----------
                  TOTAL ASSETS                                                       $1,074,802                 $1,141,932
                                                                                     ==========                 ==========


                                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Current maturities of long-term debt                                            $   11,175                 $   18,027
     Accounts payable                                                                   121,682                    108,704
     Accrued liabilities                                                                 56,723                     44,223
                                                                                     ----------                 ----------
         TOTAL CURRENT LIABILITIES                                                      189,580                    170,954
                                                                                     ----------                 ----------

LONG-TERM DEBT                                                                          368,780                    456,064
DEFERRED TAXES AND OTHER LONG-TERM LIABILITIES                                          102,486                     97,182

SHAREHOLDERS' EQUITY                                                                    413,956                    417,732
                                                                                     ----------                 ----------
                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $1,074,802                 $1,141,932
                                                                                     ==========                 ==========



                                  - MORE -

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 8



                                           SPARTECH CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                            (Unaudited and dollars in thousands)

                                                                                                   YEAR ENDED
                                                                                ------------------------------------------------
                                                                                   OCT. 29, 2005                OCT. 30, 2004
                                                                                   -------------                -------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings                                                                   $    13,101                  $   42,063
     Adjustments to reconcile net earnings
         to net cash provided by operating activities:
              Fixed asset charge                                                         10,664                         223
              Restructuring & exit costs                                                  7,522                           -
              Impairment of goodwill                                                      4,468                           -
              Former CEO retirement                                                         831                           -
              Depreciation and amortization                                              40,387                      35,056
              Change in current assets and liabilities,
                  net of the effects of acquisitions and divestitures                    25,889                     (55,007)
     Other, net                                                                           2,156                       8,480
                                                                                    -----------                  ----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                                      105,018                      30,815
                                                                                    -----------                  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                                               (39,265)                    (35,003)
     Disposition of assets                                                                9,116                           -
     Business acquisition                                                                (1,224)                    (87,952)
     Outsourcing acquisition                                                                  -                      (8,141)
                                                                                    -----------                  ----------
         NET CASH USED FOR INVESTING ACTIVITIES                                         (31,373)                   (131,096)
                                                                                    -----------                  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Bank credit facility (payments)/
         borrowings, net                                                                (76,370)                    (27,204)
     Borrowings from issuance of notes                                                        -                     150,000
     Payments on notes                                                                  (17,857)                    (32,857)

     Issuance of common stock                                                                 -                      60,922
     Payments on bonds and leases                                                          (671)                       (133)
     Cash dividends on common stock                                                     (11,547)                    (13,839)
     Stock options exercised                                                              4,083                       4,066
     Treasury stock acquired                                                             (7,982)                     (2,655)
                                                                                    -----------                  ----------
         NET CASH (USED FOR)/PROVIDED BY
              FINANCING ACTIVITIES                                                     (110,344)                    138,300
                                                                                    -----------                  ----------

     Effect of exchange rate changes on cash and equivalents                                 28                         199
                                                                                    -----------                  ----------

(DECREASE)/INCREASE IN CASH AND EQUIVALENTS                                             (36,671)                     38,218
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                              41,272                       3,054
                                                                                    -----------                  ----------

CASH AND EQUIVALENTS AT END OF PERIOD                                               $     4,601                  $   41,272
                                                                                    ===========                  ==========



                                  - MORE -

SPARTECH CORPORATION
FOURTH QUARTER 2005 EARNINGS
ADD 9


                            SPARTECH CORPORATION

We believe that operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items (restructuring & exit costs, fixed asset charges, impairment of goodwill, elimination of the corporate plane, the former CEO retirement, and the tax valuation allowance) represent significant charges that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures for operating earnings, net income, and earnings per share excluding special items used within this release. Amounts are in thousand, except per share data.

                                                  Three Months Ended                       Fiscal Year
                                                  ------------------                       -----------
                                               Oct. 29,        Oct. 30,              Oct. 29,       Oct. 30,
                                                 2005            2004                  2005           2004
                                              ---------       ---------             ---------      ---------
                                                                        (Unaudited)
Operating Earnings (GAAP)                     $  19,848       $  21,018             $  49,539      $  92,801

     Restructuring & Exit Costs, net             (2,170)              -                10,088              -
     Fixed Asset Charge                              72             223                10,664            223
     Impairment of Goodwill                       4,468               -                 4,468              -
     Former CEO Retirement                            -               -                 3,645              -
     Tax Valuation Allowance                          -               -                     -              -
                                              ---------       ---------             ---------      ---------
                                                  2,370             223                28,865            223
                                              ---------       ---------             ---------      ---------
Operating Earnings Excluding
Special Items (Non-GAAP)                      $  22,218       $  21,241             $  78,404      $  93,024
                                              =========       =========             =========      =========


Net Earnings (GAAP)                           $   6,074       $   9,126             $  13,101      $  42,063

     Restructuring & Exit Costs, net             (1,052)              -                 6,634              -
     Fixed Asset Charge                              44             138                 6,624            138
     Impairment of Goodwill                       3,976               -                 3,976              -
     Former CEO Retirement                            -               -                 2,250              -
     Tax Valuation Allowance                      1,133               -                 1,133              -
                                              ---------       ---------             ---------      ---------
                                                  4,101             138                20,617            138
                                              ---------       ---------             ---------      ---------
Net Earnings Excluding
Special Items (Non-GAAP)                      $  10,175       $   9,264             $  33,718      $  42,201
                                              =========       =========             =========      =========


Earnings Per Diluted Share
(GAAP)                                        $     .19       $     .28             $     .41      $    1.32

     Restructuring & Exit Costs, net               (.03)              -                   .20              -
     Fixed Asset Charge                               -               -                   .20              -
     Impairment of Goodwill                         .12               -                   .12              -
     Former CEO Retirement                            -               -                   .07              -
     Tax Valuation Allowance                        .04               -                   .04              -
                                              ---------       ---------             ---------      ---------
                                                    .13               -                   .63              -
                                              ---------       ---------             ---------      ---------
Earnings Per Diluted Share
Excluding Effect of Special Items
(Non-GAAP)                                    $     .32       $     .28             $    1.04      $    1.32
                                              =========       =========             =========      =========

                                    -30-